Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

RiceBran Technologies
West Sacramento, California

We consent to the incorporation by reference in this Registration Statement of RiceBran Technologies on Form S-3 of our report dated March 23, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of RiceBran Technologies as of December 31, 2016 and 2015 and for the years then ended, in the Annual Report on Form 10-K of RiceBran Technologies for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP
New York, NY

April 3, 2017